Exhibit 1

                                    AGREEMENT

     AGREEMENT, dated as of January 31, 2001 (this "AGREEMENT"), among Global Technologies, Ltd., a Delaware corporation ("GLOBAL"), Advantage Fund II Ltd. ("ADVANTAGE") and Koch Investment Group Ltd. ("KOCH" and, together with Advantage, the "PLAINTIFFS").

                                  WITNESSETH:

     WHEREAS, Global issued and sold to the Plaintiffs an aggregate of $10,000,000 original stated value (1,000 shares) of its Series C Convertible Preferred Stock (the "PREFERRED STOCK"), pursuant to the Convertible Preferred Stock Purchase Agreement, dated as of February 16, 2000, between Global and the Plaintiffs (the "FEBRUARY PURCHASE AGREEMENT");

     WHEREAS, the designations, rights, preferences and limitations of the Preferred Stock is governed by the Certificate of Designations for the Preferred Stock, dated as of February 15, 2000 and filed with the Delaware Secretary of State (the "CERTIFICATE OF DESIGNATIONS");

     WHEREAS, concurrently with the execution and delivery of the February Purchase Agreement, Global and the Plaintiffs entered into a Registration Rights Agreement, dated as of February 16, 2000 (the "REGISTRATION RIGHTS AGREEMENT");

     WHEREAS, Global filed and caused to be declared effective with the Securities and Exchange Commission (the "SEC") two registration statements on Form S-3 (registration nos. 333-32772 and 333-41096) (the "EXISTING REGISTRATION STATEMENTS") registering the resale by the Plaintiffs of the shares of Global class A common stock ("COMMON STOCK ") issuable upon the conversion of the Preferred Stock and exercise of the Warrants (as defined below) issued therewith;

     WHEREAS, Global and the Plaintiffs are parties to the Private Placement Purchase Agreement, dated as of June 8, 2000 (the "JUNE PURCHASE AGREEMENT");

     WHEREAS, pursuant to the February Purchase Agreement and the June Purchase Agreement, Global issued Common Stock purchase warrants to the Plaintiffs, entitling Advantage to purchase an aggregate of 123,055 shares of Common Stock and entitling Koch to acquire an aggregate of 102,870 shares of Common Stock (collectively, the "WARRANTS");

     WHEREAS, Global and the Plaintiffs are parties to the Convertible Secured Note Purchase Agreement, dated as of October 3, 2000 (the "OCTOBER PURCHASE AGREEMENT"), pursuant to which Global issued and sold to the Plaintiffs $7,000,000 aggregate principal amount of its 8% Convertible Secured Notes (the "OCTOBER NOTES"), and Global pledged its interest in all of the shares of U.S. Wireless Corporation ("USW") common stock owned by Global except for certain shares of USW common stock owned by Global that were previously pledged to a third party (the "PLEDGED SHARES");
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     WHEREAS, on December 19, 2000, the Supreme Court, New York County entered a temporary restraining order against Global and Irwin L. Gross (the "TRO"), continued by stipulation and orders dated December 21, 2000, January 3, 2001, January 9, 2001 and January 18, 2001.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF GLOBAL. Global hereby represents and warrants to the Plaintiffs as follows:

         (a) ORGANIZATION. Global is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, use and operate its properties and assets as currently conducted. Global is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of its property requires such qualification, except where the failure to be so qualified, individually or in the aggregate, does not and would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Global or on the ability of Global to perform its obligations hereunder.

         (b) POWER AND AUTHORITY. Global has the requisite power and authority to enter into and deliver or file (as the case may be) this Agreement, the New Notes (as hereinafter defined), the Supplement (as hereinafter defined) and each other agreement, instrument and document executed and delivered or deliverable in connection herewith (collectively, the "TRANSACTION DOCUMENTS"), and to carry out and perform its obligations hereunder and thereunder. Each Transaction Document executed or filed by Global, when executed, delivered or filed, will have been duly and validly authorized, executed, delivered and filed by Global and constitutes the legal, valid and binding obligation of Global, enforceable against Global in accordance with its terms.

         (c) OWNERSHIP OF THE PLEDGED SHARES; HOLDING PERIODS.

              (i) Global is the record and beneficial owner of not less than 1,380,000 Pledged Shares, free and clear of all liens, claims, security interests, pledges, mortgages, rights of first refusal, options, proxies, voting trusts and other encumbrances (collectively, the "ENCUMBRANCES"), except for the Encumbrances created in favor of Plaintiffs. Except as provided in the Stock Pledge Agreement (the "STOCK PLEDGE AGREEMENT") entered into by Global and the Plaintiffs in connection with the October Purchase Agreement, there are no agreements or understandings between Global and any other person or entity with respect to the Encumbrance, sale or transfer of the Pledged Shares. Concurrently with the execution and delivery of the Stock Pledge Agreement, Global delivered certificates representing 880,000 shares of the Pledged Shares to the Plaintiffs.

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              (ii) USW issued Global (A) 16,200 shares of USW's series B preferred stock on March 15, 1999, and (B) 13,800 shares of USW's series B preferred stock on April 5, 1999. These shares of preferred stock were subsequently converted into 1,620,000 shares of common stock of USW on March 15, 2000 and 1,380,000 shares of common stock of USW on April 5, 2000. Pursuant to Rule 144(d)(3)(ii) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Pledged Shares are deemed to have been issued by USW to Global on March 15, 1999 and April 5, 1999, as the case may be.

              (iii) As stated in Section 3(b) hereof, Global has defaulted under the terms of the October Note. Accordingly, under Rule 144(d)(3)(iv) promulgated under the Securities Act, each of Advantage and Koch will be deemed to have acquired the Pledged Shares being delivered to it pursuant to Section 3(b) hereof on March 15, 1999 and April 5, 1999, as the case may be.

         (d) NO CONFLICT. The execution and delivery by Global of the Transaction Documents and the consummation by Global of the transactions contemplated thereby, do not and will not (i) conflict with, result in a breach of, or constitute a default under or violation of, (1) Global's Certificate of Incorporation or Bylaws (each as amended through the date hereof), (2) any law, statute, rule, regulation or decree of any governmental authority to which Global is subject, (3) any contract, agreement, understanding or instrument to which Global is a party or is bound, or (4) any order, decree or judgement of any court, administrative body, arbitrator or governmental authority binding upon Global or its assets (other than the TRO, unless the TRO has been previously dissolved), or (ii) result in the creation of any Encumbrance upon the Pledged Shares.

         (e) CONSENTS. No consent, approval or authorization of, or exemption from, or filing with, any governmental authority or any third party is required to be obtained by or made by Global in connection with the execution, delivery and performance by Global of the Transaction Documents, except (i) as have been obtained, (ii) the filing of the Supplement with the SEC (which will occur concurrently with the execution and delivery of this Agreement by Global), and
(iii) the filing of a new Registration Statement with the SEC in accordance with
Section 6(c).

         (f) OTHER REPRESENTATIONS AND WARRANTIES. The Company hereby makes and restates each of the representations and warranties made by it in Sections 2.1(j) (except that the reference to October 29, 1999 shall be to the date of the filing by Global of its Annual Report on Form 10K for the year ended December 31, 1999), 2.1(k), 2.1(l), 2.1(n), 2.1(q), 2.1(s), 2.1(t), 2.1(u), and
2.1(w) of the February Purchase Agreement, as if such representations and warranties were first made as of the date of, and contained in full within, this Agreement (and for such purposes, the reference to the "date hereof" shall be to the date of this Agreement).

     2. REPRESENTATIONS AND WARRANTIES OF THE PLAINTIFFS. Each Plaintiff hereby severally represents and warrants to Global as follows:

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         (a) ORGANIZATION; POWER AND AUTHORITY. Such Plaintiff is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, and to carry out and perform its obligations thereunder. This Agreement has been duly and validly authorized, executed and delivered by such Plaintiff and constitutes such Plaintiff's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         (b) NO CONFLICT. The execution and delivery by such Plaintiff of this Agreement and the consummation by such Plaintiff of the transactions contemplated hereby, do not and will not (i) conflict with, result in a breach of, or constitute a default under or violation of, (ii) result in the creation of any Encumbrance upon (1) such Plaintiff's formation documents (each as amended through the date hereof), (2) any law, statute, rule, regulation or decree of any governmental authority to which such Plaintiff is subject or (3) any contract, agreement, understanding or instrument to which such Plaintiff is a party or bound (4) any order, decree or judgement of any court, administrative body, arbitrator or governmental authority binding upon such Plaintiff or its assets.

         (c) INVESTMENT INTENT. Such Plaintiff has or is acquiring the securities to be acquired by it under the Transaction Documents as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to such Plaintiff's right at all times to sell or otherwise dispose of such securities in compliance with applicable securities laws. Nothing contained herein shall be deemed a representation or warranty by such Plaintiff to hold any securities for any period of time. Such Plaintiff has or is acquiring the securities to be acquired by it as described hereunder in the ordinary course of its business and does not have any agreement or understanding with any person or entity with respect to the distribution of such securities.

         (d) STATUS. Such Plaintiff is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

     3. DEFAULT UNDER PROMISSORY NOTES; TRANSFER OF PLEDGED SHARES.

         (a) Global hereby admits and agrees that it is in default under and an "event of default" exists pursuant to the October Notes and agrees that it has no defense or counterclaim in law or in equity with respect to such default or "event of default." Accordingly, Global admits and agrees that each Plaintiff has the full right and authority to cause the number of Pledged Shares to be delivered to it pursuant to Section 3(b) hereof to be reissued in its name and then to take possession and dispose of such shares. Such action, together with the issuance of the New Notes (as described in Section 3(d)) and the performance by Global of the agreements set forth in Sections 5 and 6 hereof shall be in full satisfaction of the obligations owed by Global in connection with the October Notes.

         (b) Concurrently with the execution and delivery of this Agreement by Global, Global will deliver or cause to be delivered (i) to Advantage, a stock certificate representing 788,571 duly issued and valid shares of U.S. Wireless Corporation common stock, and (ii) to Koch, a stock certificate representing

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591,429 shares of duly issued and valid U.S. Wireless Corporation common stock.
Both such stock certificates shall have restrictive legends attached in accordance with Rule 144 promulgated under the Securities Act. However, assuming the surrender to and reissuance by, USW of such certificates on or after March 15, 2001, such reissued stock certificates shall be free of all restrictive legends and shall be freely tradeable by the Plaintiffs in accordance with Rule 144(d)(3)(iv) and Rule 144(k), each promulgated under the Securities Act. In addition, Global will cause to be delivered to the Plaintiffs evidence reasonably satisfactory to them that the U.S. Wireless Corporation shares to be delivered pursuant to this Agreement comply with this Section.

         (c) Concurrently with the execution and delivery of this Agreement, and against receipt of the stock certificates and supporting evidence described in
Section 3(b) above and the New Notes, the Plaintiffs shall deliver the October Notes to Global for cancellation. The Plaintiffs agree and covenant that upon receipt of the Pledged Shares set forth in Section 3(b) hereof, neither Plaintiff shall have any claims whatsoever to any other shares of USW owned by Global (whether now owned or hereafter acquired), including, any additional Pledged Shares.

         (d) Concurrently with the execution and delivery of this Agreement, Global shall issue and deliver to the Plaintiffs unsecured promissory notes due January 19, 2003 (each in the form of EXHIBIT A to this Agreement) (the "NEW NOTES"), with Advantage to receive New Notes with a principal amount of $4,800,000 and Koch to receive New Notes with a principal amount of $3,200,000. Interest on the New Notes shall accrue daily and be payable quarterly in arrears at the annual interest rate of 8%, commencing on the expiration of the first full quarter after the issuance of the New Notes.

     4. AGREEMENTS AS TO THE PREFERRED STOCK.

         (a) Notwithstanding anything contained in the Certificate of Designations to the contrary, the parties agree as follows with respect to the Preferred Stock:

              (i) The "CONVERSION PRICE" (which is defined in Section 5(c)(i) of the Certificate of Designations) applicable to conversions of the Preferred Stock by the Plaintiffs shall be fixed at $5.0057, subject to the adjustments set forth in Sections 5(c)(ii) of the Certificate of Designations. Plaintiffs waive all enforcement of Sections 5(c)(iii) and 7 of the Certificate of Designations, and such Sections are hereafter null, void and of no further effect.

              (ii) Sections 2, 3(b), 3(d), 4, 5(a)(ii) and 5(c)(viii)(B) of the Certificate of Designations shall hereafter be null, void and of no further effect.

              (iii) Global shall have no obligation to pay (or issue shares of any Global capital stock in lieu of payment) and no liability for any dividends that may have accrued on the Preferred Stock from the time of issuance to the execution and delivery of this Agreement.

         (b) Each of Advantage and Koch shall vote all shares of Common Stock owned by them at any meeting of the holders of Common Stock (including any adjournment thereof) or in any consent in lieu of such a meeting in accordance

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with the written instructions received from the board of directors of Global;
PROVIDED that (i) such Plaintiff has received such written instructions at least 5 business days prior to the date of such vote, and (ii) Global is not in default under Section 6 of this Agreement or the Registration Rights Agreement on the date of such vote.

     5. AMENDMENT OF THE WARRANTS. Notwithstanding anything contained in the Warrants to the contrary, the "EXERCISE PRICE" as defined in the Warrants is hereby amended and restated, as of the date hereof, to be 115% of the closing bid price per share of Common Stock on the date immediately prior to the date of the execution of this Agreement as reported by the Nasdaq Stock Market for regular session trading on such date. Concurrently with the execution and delivery of this Agreement, Global shall issue and deliver to each Plaintiff, revised Warrant certificates, dated the original issue date of such Warrants, to reflect this revision.

     6. REGISTRATION ISSUES.

         (a) The parties agree that the Existing Registration Statements currently covers 966,551 shares of Common Stock for resale by Advantage and 686,034 shares of Common Stock for resale by Koch.

         (b) Concurrently with the execution and delivery of this Agreement by Global, Global shall prepare and file with the SEC a supplement to the Existing Registration Statements to disclose the agreements contained herein with respect to the Preferred Stock and the Warrants (the "SUPPLEMENT"). Global shall deliver a draft of the Supplement, in the form it proposes to file, to the Plaintiffs and will consider fully all comments delivered by them to such draft. Global agrees that it will not file any Supplement unless the form thereof is agreed to by the Plaintiffs.

         (c) The parties agree that the term "REGISTRABLE SECURITIES" under the Registration Rights Agreement shall include all shares of Common Stock issuable upon the conversion of the Preferred Stock and exercise of the Warrants, as revised in accordance with the terms of this Agreement. Accordingly, the parties agree that Global is required to prepare and file with the SEC a new registration statement (which shall be a "Registration Statement" under the Registration Rights Agreement), which shall be subject to the terms and conditions of the Registration Rights Agreement. The "FILING DATE" for such new Registration Statement shall be the 60th day following the date of this Agreement and the "EFFECTIVENESS DATE" for such Registration Statement shall be the 150th day from the date of this Agreement. Global shall use its best efforts to cause the new Registration Statement to be effective as soon as possible, but in no event later than 150 days from the date hereof. The new Registration Statement shall cover the resale by the Plaintiffs of all Registrable Securities not covered by the Existing Registration Statements, as supplemented by the Supplement. If for any reason the Supplement is not permitted by the SEC in whole or in part, then the new Registration Statement shall cover all unregistered Registrable Securities. The Registration Rights Agreement is hereby amended to the extent required to give effect to this Section 6. Upon receipt of any comments received from the SEC with respect to the new Registration Statement or any amendment thereto, Global shall respond as promptly as

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reasonably possible, but in any event, within ten business days of receipt of such comments.

     7. DISMISSAL OF TRO. The Plaintiffs agree that upon receiving the number of Pledged Shares specified in Section 3(b) hereof and the New Notes in the form and time required hereunder, the Plaintiffs and Defendants shall file a stipulation to be so ordered by the court dissolving the TRO and dissolving the undertaking filed by the Plaintiffs pursuant to the terms of the TRO. Upon the filing of the Supplement in accordance with Section 6, then by the next Business Day (as defined below), the Plaintiffs and the Defendants shall (a) file a Stipulation of Discontinuance with prejudice and without costs, and (b) deliver mutual releases to each other in substantially the form of EXHIBIT B annexed hereto.

     8. FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver or cause to be executed and delivered all such instruments and to take all such action as the other party may reasonably request or as may become necessary in order to effectuate the intent and purposes of and to carry out the terms of this Agreement.

     9. GOVERNING LAW; JURISDICTION.

         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

         (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Supreme Court of New York, siting in New York County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the court referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its' attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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     10. FEES AND EXPENSES. Except as set forth in the immediately succeeding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. Global shall pay all stamp and other taxes and duties levied in connection with the transfer of the number of Pledged Shares specified in Section 3(b) hereof to the Plaintiffs as contemplated hereunder.

     11. ENTIRE AGREEMENT. This Agreement and the New Notes contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. However, the parties acknowledge and agree that to the extent the February Purchase Agreement, the Certificate of Designations, the Registration Rights Agreement, the Warrants, the October Purchase Agreement and all documents executed in connection therewith are not specifically required to be amended by the terms hereof, such Certificates, Agreements and documents (including the instruments and agreements entered into or filed in connection therewith) shall remain in full force and effect, unimpaired by this Agreement.

     12. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close (a "BUSINESS DAY"), (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Agreement later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date,
(iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

         If to Global:          Global Technologies, Ltd.
                                1811 Chestnut Street, Suite 120
                                Philadelphia, PA 19103
                                Facsimile No.: (215) 972-8183
                                Attn: Chief Financial Officer/General Counsel

         With copies to:        Schnader Harrison Segal & Lewis LLP
                                1600 Market Street, 36th Floor
                                Philadelphia, PA 19103
                                Facsimile No.: (215) 994-1121
                                Attn: Richard P. Jaffe, Esq.

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         If to Advantage:       Advantage Fund II Ltd.
                                c/o CITCO
                                Kaya Flamboyan 9
                                Curacao, Netherlands Antilles
                                Facsimile: 011-599-9732-2008
                                Attention: W.R. Weber

         If to Koch:            Koch Investment Group Ltd.
                                20 E. Greenway Plaza
                                Houston, TX 77046
                                Facsimile: (713) 544-9515
                                Attention: Josh Taylor

         With copies to
         (for both Advantage
         and Koch):             Genesee International Inc.
                                10500 NE 8th Street, Suite 1920
                                Bellevue, WA 98004
                                Facsimile: (425) 462-4645
                                Attention: Howard Coleman, Esq.

                                            -and-

                                Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                                New York, NY  10104
                                Facsimile No.: (212) 541-4630 and (212) 541-1432
                                Attn:  Eric L. Cohen, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such person or entity.

     13. AMENDMENTS; WAIVERS. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     14. HEADINGS; THIRD PARTY BENEFICIARIES. The headings herein are for convenience only, are not a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. This Agreement is intended for the

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benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No Plaintiff may assign any of its rights or obligations hereunder without the prior approval of Global. Global may not assign any of its rights or obligations hereunder without the prior approval of the Plaintiffs.

     16. SURVIVAL. The representations, warranties, agreements and covenants contained herein shall survive the consummation of the transactions contemplated herein, including the conversion of the Preferred Stock and the exercise of the Warrants.

     17. EXECUTION. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. Any signature that is delivered by facsimile transmission shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

     18. SEVERABILITY. If any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                        GLOBAL TECHNOLOGIES, LTD.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        ADVANTAGE FUND II LTD.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        KOCH INVESTMENT GROUP LTD.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

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